Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-288660-03

Full Pricing Details:

Mercedes-Benz Auto Lease Trust (MBALT) 2026-A
Jt-Leads  : BofA (struc), JPM, Mizuho
Co-Mgrs : RBC, TD

CL	AMT ($MM)	WAL	F/M	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PX
A-1	309.710	0.39	<Retained>
A-2a	264.644	1.25	AAA/Aaa	10-20	9/27	7/28	I-CRV	+35	3.861	3.83	99.99971
A-2b	200.000	1.25	AAA/Aaa	10-20	9/27	7/28	SOFR30a	+35			100.00000
A-3	464.644	2.19	AAA/Aaa	20-32	9/28	1/30	I-CRV	+43	3.972	3.93	99.98017
A-4	66.002	2.69	AAA/Aaa	32-33	10/28	4/31	I-CRV	+44	4.012	3.97	99.97748

Bill & Deliver	:	BofA	Offered Size	:	$995.29MM
Expected Ratings	:	Fitch, Moody's	BBG Ticker	:	MBALT 2026-A
ERISA Eligible	:	Yes	Format	:	SEC Registered
Expected Settle	:	1/21/26	Min Denoms	:	$1k x $1k
First Pay	:	2/17/26	RR Compliance	:	US – Yes, EU - No
CUSIPs	:	A-2a 58770Y AB7	Pricing Speed	:	100% PPC to maturity
A-2b 58770Y AC5
A-3 58770Y AD3
A-4 58770Y AE1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.